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Exhibit 99.6

ROYAL HAWAIIAN ORCHARDS, L.P.
FORM OF NOMINEE HOLDER CERTIFICATION

        The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of rights (the "Rights") to purchase depositary units (the "Depositary Units") representing Class A units of limited partnership interests of Royal Hawaiian Orchards, L.P. (the "Partnership") pursuant to the rights offering described in the Partnership's prospectus dated                                    , 2013 (the "Prospectus"), hereby certifies to the Partnership and American Stock Transfer & Trust Company, LLC, as subscription agent for the rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription right, and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional Depositary Units pursuant to the over-subscription privilege, listing separately below each such exercised basic subscription right and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner's basic subscription right has been exercised in full:

Beneficial Owner	Number of Depositary Units Beneficially Owned on the Record Date	Number of Depositary Units Subscribed for Pursuant to the Basic Subscription Right	Number of Depositary Units Subscribed for Pursuant to the Over-Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.

Provide the following information if applicable:
Depository Trust Company ("DTC") Participant Number: Participant Name:
By:	Name: Title:
DTC Basic Subscription Confirmation Number(s):

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  Exhibit 99.6
ROYAL HAWAIIAN ORCHARDS, L.P. FORM OF NOMINEE HOLDER CERTIFICATION